Exhibit 99.1

OPTION AGREEMENT

PERSONAL AND CONFIDENTIAL

, 2004

Re:	Amended and Restated 2001 Stock Incentive Plan: Grant of Nonqualified Options

Dear                     :

     Fidelity National Financial, Inc., a Delaware corporation (the “Company”) has previously adopted its Amended and Restated 2001 Stock Incentive Plan (the “Plan”). In order to provide additional incentive to certain personnel, the Company is offering you by means of this letter agreement (this “Agreement”) certain non-qualified stock options pursuant to the Plan.

     The options granted to you hereunder shall be subject to all of the terms and conditions of the Plan. A copy of the Plan document is enclosed herewith. I encourage you to review it carefully. In addition, such options are subject to the following terms and conditions:

     1. Grant Effective Date. The effective date of this Agreement shall be                     (the “Effective Date”).

     2. Number of Shares. The Company hereby grants to you nonqualified stock options (the “Options”) to purchase                    shares of the common stock (the “Shares”) of the Company.

     3. Purchase Price. The purchase price at which the Shares may be acquired is equal to the price of the Company’s stock at the close of the New York Stock Exchange on                    , which was                     ($   ) per share.

     4. Exercise Date. The Options granted hereunder shall be exercisable as follows: (a) 1/3 of the shares on the first anniversary of the Effective Date, (b) 1/3 of the shares on the second anniversary of the Effective Date and (c) 1/3 of the shares on the third anniversary of the Effective Date. The Options granted hereunder shall expire on the eighth anniversary of the Effective Date, or                    . Beginning on such date any unexercised Options shall be void for all purposes.

     5. Transferability. No Option shall be transferable by you other than by will or the law of descent and distribution. During your lifetime, no Options may be exercised by anyone other than you. Upon your death, the Options may be exercised by your estate or by the person to whom the Options pass by will or the laws of descent and distribution, but only during the periods described in paragraph 6 and only to the extent that you personally could have exercised the Options on the date of your death.

     6. Option Expiration/Employment Status. No Options shall be exercisable on or after the earliest of the following expiration dates: (a) the Options have not vested at the time of your termination with the Company; (b) the three month anniversary of the date on which your service to the Company terminates, if such termination is for any reason other than permanent disability, death or cause, (c) the date your service to the Company ends if such termination is for cause as determined by the Board of Directors or a committee thereof, (d) the one year anniversary of the date your service terminates if such termination is the result of death or permanent disability, or (e) the eighth anniversary of the Effective Date.

     7. Manner of Exercise. You may exercise the Options only by giving the Company written notice by registered or certified mail, postage prepaid, at the following address, of your intent to exercise an Option, including the number of Shares that you intend to acquire and the full consideration therefore:

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
ATTN: Corporate Secretary

     8. Consideration. If you exercise any Options, the purchase price (as provided in Paragraph 3 of this Agreement) must be paid by you in cash or stock. The Shares will not be transferred to you on the exercise of an Option until the full consideration therefore has been received by the Company.

     9. Valuation and Withholding. The Company shall, at the time of issuance of any Shares purchased pursuant to the Plan, provide you with a statement of valuation of the Shares issued. At the time of exercise of all or any portion of the Options, the Company shall be entitled to withhold amounts from your compensation in an amount necessary to adequately provide for applicable federal, state and local taxes. The withholding may be made in a manner determined by the Company, including, without limitation, the following: (a) withholding other compensation payable to you, (b) holding back the number of Shares necessary to satisfy the withholding amount, or (c) obtaining cash from you in an amount sufficient to satisfy the withholding requirements. Until the Company is satisfied that any applicable withholding taxes have been adequately provided for, the Shares will not be transferred to you on the exercise of an Option.

     10. Conditions of Issuance of Shares. Any Shares issued upon exercise of any Options shall not be issued unless the issuance and delivery of Shares pursuant thereto shall comply with all relevant provisions of law including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, any applicable state securities or “Blue Sky” law or laws (or an exemption from such provision if available), and the requirements of any stock exchange upon which the Shares may then be listed and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     11. Non-transferability. No transfer of any Shares issued upon the exercise of any such Options will be permitted by the Company, unless any request for transfer is accompanied by evidence satisfactory to the Company that the proposed transfer will not result in a violation of any applicable law, rule or regulation, whether federal or state, including in the discretion of the Company an opinion of counsel reasonable and acceptable to the Company.

     12. Authority. Inability of the Company to obtain approval from any regulatory body having jurisdictional authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in the respect of the nonissuance or sale of such Shares as to which requisite authority shall not have been obtained.

     13. Acknowledgement. You acknowledge receipt of a copy of the Plan document and represent that you are familiar with the terms and provisions thereof. You hereby accept this Agreement and the Options granted hereby subject to all terms and provisions hereof. You agree to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors or a committee thereof upon any questions arising under the plan. You agree to consult your independent tax advisors with respect to the income tax consequences to you, if any, of participating in the Plan.

     14. Execution. If you agree to the terms and conditions of both this Agreement and the plan, you should execute the enclosed copy of this Agreement and return the executed copy to the attention of the Company’s corporate secretary as soon as possible. The additional copy is for your records.

Sincerely,

FIDELITY NATIONAL FINANCIAL, INC.

By:

William P. Foley, II
Chairman and Chief Executive Officer

     ACCEPTED AND AGREED TO: